Exhibit 10.1

KRONOS BIO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ADOPTED: SEPTEMBER 30, 2020
AMENDED: FEBRUARY 16, 2022

Each member of the Board of Directors (the “Board”) of Kronos Bio, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service.

This Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

I.	Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Non-Employee Directors: $40,000

2.	Annual Board Chair Service Retainer (in lieu of Annual Board Service Retainer):

a.	Chairman of the Board: $70,000

3.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $4,000

4.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $15,000

b.	Chairman of the Compensation Committee: $10,000

c.	Chairman of the Nominating and Corporate Governance Committee: $8,000

II.	Equity Compensation

Equity awards will be granted under the Company’s 2020 Equity Incentive Plan (the “Plan”). All stock options granted under this Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company (the “common stock”) on the date of grant.

(a) Automatic Equity Grants.

(i) Initial Grants. Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a market trading day, the first market trading day immediately thereafter), be granted an initial equity grant with a target dollar value of $670,000 (the “Initial Grant”), subject to the share limits set forth in Section II(c)(iii) below. The Initial Grant will vest in three annual installments over a three-year period measured from the date of grant. Subject to Section II(d) below, a Non-Employee Director may elect to receive the Initial Grant as (A) 100% stock options, (B) 100% restricted stock units (“RSUs”), or (C) 50% stock options and 50% RSUs; provided, that if a Non-Employee Director does not timely make such election, the Initial Grant shall be made as 100% stock options.

(ii) Annual Grants. Without any further action of the Board, at the close of business on the date of each annual meeting of stockholders, each person who is then a Non-Employee Director will automatically be granted an annual equity grant with a target dollar value of $335,000 (the “Annual Grant”), subject to the share limits set forth in Section II(c)(iii) below. Each Annual Grant will vest upon the earlier of (A) the first anniversary of the date of grant and (B) the date of the next annual meeting of stockholders. Subject to Section II(d) below, a Non-Employee Director may elect to receive the Annual Grant as (1) 100% stock options, (2) 100% RSUs, or (3) 50% stock options and 50% RSUs; provided, that if a Non-Employee Director does not timely make such election, the Annual Grant shall be made as 100% stock options.  Annual Grants (including the maximum number of shares that may be subject to such Annual Grants) for Non-Employee Directors who were initially appointed or elected to the Board during the 12 months preceding the date of the Annual Grant will be prorated on a monthly basis for time in service. For example, if the Annual Grant is made on June 1, 2022, and the Non-Employee Director was initially appointed or elected to the Board on March 1, 2022, then such Non-Employee Director would receive an Annual Grant on June 1, 2022, with a target dollar value of $83,750 (which is equal to 25% of the non-prorated Annual Grant amount); provided, that the total number of shares of common stock subject to the Annual Grant may not exceed 8,500 (which is equal to 25% of the non-prorated maximum number of shares that may be subject to an Annual Grant).

(b) Vesting; Change in Control. Vesting of Initial Grants and Annual Grants is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) through each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Director Compensation Policy will become fully vested as of immediately prior to the closing of such Change in Control.

(c) Calculation of Shares Subject to Equity Grants. The number of shares of common stock subject to each Initial Grant and Annual Grant will be calculated as provided below.

(i) Shares Subject to Stock Options. The number of shares of common stock subject to an equity grant of stock options will be calculated by (A) multiplying (1) the applicable percentage of stock options elected pursuant to Section II(d) below and (2) the target dollar value of the Initial Grant or Annual Grant, and then (B) dividing the resulting dollar amount by the Black-Scholes value of a Company stock option on the grant date, with the resulting number of shares rounded down to the nearest whole share, subject to the applicable share limit set forth in Section II(c)(iii) below.

(ii) Shares Subject to RSUs. The number of shares of common stock subject to an equity grant of RSUs will be calculated by (A) multiplying (1) the applicable percentage of RSUs elected pursuant to Section II(d) below by (2) the target dollar value of the Initial Grant or Annual Grant, and then (B) dividing the resulting dollar amount by the Fair Market Value (as defined in the Plan) on the grant date, with the resulting number of shares rounded down to the nearest whole share, subject to the applicable share limit set forth in Section II(c)(iii) below.

(iii) Share Limits. The number of shares of common stock subject to a stock option granted under this Director Compensation Policy may not exceed (A) 68,000 shares for an Initial Grant (or 34,000 shares if the Non-Employee Director elects to receive 50% stock options pursuant to Section II(d) below) and (B) 34,000 for an Annual Grant (or 17,000 shares if the Non-Employee Director elects to receive 50% stock options pursuant to Section II(d) below). The number of shares of common stock subject to RSUs granted under this Director Compensation Policy may not exceed (A) 45,333 shares for an Initial Grant (or 22,666 shares if the Non-Employee Director elects to receive 50% RSUs pursuant to Section II(d) below) and (B) 22,666 shares for an Annual Grant (or 11,333 shares if the Non-Employee Director elects to receive 50% RSUs pursuant to Section II(d) below), which limits are intended, in each case, to represent share limits equivalent in value to the option share limits set forth in the preceding sentence.

(d) Election to Receive Stock Options or RSUs. Each Non-Employee Director may elect to receive their Initial Grant or Annual Grant as (i) 100% stock options, (ii) 100% RSUs, or (iii) 50% stock options and 50% RSUs, in accordance with the requirements of this Director Compensation Policy (such election, an “Election”). If a Non-Employee Director timely makes an Election, then on the date of his or her initial election or appointment as a Non-Employee Director (or, if such date is not a market trading day, the first market trading day immediately thereafter) in the case of an Initial Grant, or at the close of business on the date of each annual meeting of stockholders following the IPO in the case of an Annual Grant, and without any further action by the Board, such Non-Employee Director will be granted the Initial Grant or Annual Grant, as applicable, calculated in accordance with the Section II(c) above.

(i) Election Mechanics. The Election for the Initial Grant or Annual Grant must be submitted to the Company’s Deputy General Counsel (or such other individual as the Company designates) in writing prior to the applicable deadline specified by the Company’s Deputy General Counsel (or such other individual as the Company designates) for making an Election. A Non-Employee Director may only make an Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Once an Election is properly submitted, it will be in effect until the Non-Employee Director timely revokes the Election in accordance with this Director Compensation Policy or the next deadline specified by the Company’s Deputy General Counsel (or such other individual as the Company designates) for making an Election. A Non-Employee Director who fails to timely make an Election will receive 100% stock options.

(ii) Revocation Mechanics. The revocation of any previously submitted Election must be submitted to the Company’s Deputy General Counsel (or such other individual as the Company designates) in writing prior to the applicable deadline specified by the Company’s Deputy General Counsel (or such other individual as the Company designates) for making such revocation election. A Non-Employee Director may only revoke an Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Following such revocation, no Election will be in effect for such Non-Employee Director unless and until the Non-Employee Director timely submits a new Election in accordance with the election procedures specified above. Until the Non-Employee Director timely submits a New Election, he or she will receive 100% stock options.

(e) Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Standard Option Grant Package or Standard RSU Grant Package, as applicable, and in the forms for Non-Employee Directors that are adopted from time to time by the Board or Compensation Committee of the Board.

III.	Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

IV.	Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.